EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 1996 Stock Option Plan, 2000 Non-Employee Director Stock Option Plan, and 2000 Employee Stock Purchase Plan of Kosan Biosciences Incorporated (“Kosan”), of our reports dated March 10, 2006, with respect to the financial statements of Kosan included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Kosan management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kosan, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

March 24, 2006